EXHIBIT 99.1

* I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact: Neil Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: James R. Talevich Chief Financial Officer (949) 206-2700 www.iflo.com

I-Flow First Quarter Revenue Increased 60% To A New Record

Regional Anesthesia Sales Increased 89% and
Oncology Infusion Services Increased 52% Versus First Quarter of 2004

     LAKE FOREST, CALIFORNIA, April 26, 2005 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that revenue for the first quarter of 2005 increased 60% to $22,741,000, a new all-time high, from $14,169,000 for the first quarter of 2004. This record performance, which reflected an 89% increase in Regional Anesthesia sales and a 52% increase in revenue for the Company’s Oncology Infusion Services segment, was accompanied by a reduction in SG&A expenses compared to the fourth quarter of 2004. Operating expenses for the first quarter of 2005 increased by $6,930,000 compared to the first quarter of 2004 primarily due to the sales force expansion, but decreased by $2,115,000 compared to the fourth quarter of 2004. The net loss for the first quarter of 2005 was $0.09 compared to a loss for the first quarter of 2004 of $0.08, which included a tax benefit of $856,000, equivalent to $0.05 per share. Without the tax benefit of $856,000, the loss in the prior year quarter would have been $0.13 per share.

     “First quarter revenue increased even faster than we anticipated and our expenses were under control as we continue to drive toward our goal of profitability, excluding stock-based compensation expense, by the fourth quarter of 2005,” said Chairman, President and Chief Executive Officer Donald M. Earhart.

     “Both our Regional Anesthesia and Oncology Infusion Services businesses turned in outstanding quarters and extended their momentum into the new year. Sales of IV Infusion Therapy products also surprised us on the upside, as the timing of distributor orders resulted in heavy shipments in the quarter to both domestic and international customers,” Earhart said. “At the same time, we believe that significant increases in expenses, as seen in 2004 associated with the hiring and development of our direct sales force and the funding of related investments required to implement our strategic plan, is now behind us, and we expect SG&A to grow at a moderate rate for the remainder of 2005.”

     Mr. Earhart continued, “We are particularly gratified that the investments we have made in our Regional Anesthesia business to increase awareness and drive adoption of our proprietary ON-Q® family of products for narcotic-free relief of post-surgical pain continue to deliver the growth we are striving for. Our ON-Q products can potentially benefit millions of surgical patients every year, yet the market for narcotic-free post-surgical pain relief is still in its infancy and remains under-penetrated. Our goal is to establish our ON-Q brand as the new ‘best practice’ in post-surgical pain relief and ultimately to replace narcotics as the standard of care.”

     “We expect the productivity of our direct sales force to continue to increase. The improvement we expect will, in part, simply reflect the move up the learning curve by our people as they gain experience and credibility among their clients. In addition, we are working actively and aggressively to support our sales team through our support of independent third-party clinical studies that repeatedly demonstrate the benefits of ON-Q in an expanding number of applications, the recent launch of targeted advertising campaigns in leading surgical journals, and our increasingly successful programs to facilitate insurance reimbursement and reduce reimbursement risk for our ON-Q products. In addition, we are in the midst of launching new products to expand the use and efficacy of ON-Q, with more new products expected in the second half of 2005. Both clinically and in everyday practice, ON-Q redefines recovery and gets patients back to normal faster following surgery.”

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I-Flow First Quarter Revenue Increased 60% To A New Record
April 26, 2005
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     “We also are optimistic about the continued growth of our Oncology Infusion Services unit based on the increasing number of office-based oncologists now using electronic ambulatory infusion pumps to provide multiple-day infusions of chemotherapy drugs to patients at home.”

Management Reaffirms Guidance For 2005

     “As previously announced, we remain optimistic that we can grow our Regional Anesthesia revenue by approximately 80%, and total revenue by approximately 40%, for 2005 as a whole. Because we expect revenue to grow more rapidly than expenses, we also remain optimistic that I-Flow will be profitable in the fourth quarter, excluding stock-based compensation expense, as we benefit from the operating leverage now built into our business model,” Earhart said.

Recent Highlights

•	Blue Cross Blue Shield of Texas officially issued a revised policy covering the use of ON-Q for post-surgical pain relief. The policy states that “the infusion of anesthesia using an elastomeric infusion pump may be considered medically necessary as a technique to relieve post-operative pain following surgical procedures that would typically require oral or parenteral administration of narcotics for pain control.” ON-Q® PainBuster®, ON-Q SoakerTM Catheter, and ON-Q® Post-Op Pain Relief System are all trade names that are specifically listed under the policy.

This policy change also applies to ON-Q under Blue Cross Blue Shield of Illinois and Blue Cross Blue Shield of New Mexico policies and is primarily applicable in ambulatory surgery centers, but may have limited application for certain cases in hospitals. Intra-articular infusion following orthopedic procedures are covered, as are surgical wound infusion and/or peripheral nerve block after any of the following: urologic procedures, such as prostatectomy; obstetric/gynecologic procedures, such as cesarean section; gastrointestinal procedures, such as hemorrhoidectomy; thoracic procedures, such as thoracotomy; cardiovascular procedures, such as sternotomy; general surgical procedures, such as hernia repair; and plastic surgery procedures.

•	A long-term study on the use of ON-Q PainBuster following breast cancer surgery was recently presented at a major surgical meeting. This presentation, which included two year follow-up data on a study originally published in The Journal of Surgical Research (December 2003), showed the benefits of ON-Q not only in reducing acute pain after surgery, but also in helping patients have less pain with daily activities over time.

The study initially showed that the use of ON-Q PainBuster following surgery for removal of axillary lymph nodes in 27 patients with breast cancer resulted in decreased pain and narcotics use immediately following the operation. In addition to that data on acute pain, the lead investigator, Scott Schell, M.D. Ph.D., Associate Professor Department of Surgery, University of Medicine and Dentistry of New Jersey, has been tracking these patients for more than two years and has found that the patients who received post-surgical pain relief with ON-Q PainBuster continue to have significantly better scores when tested for shoulder function and pain with daily activities.

“Breast cancer is currently the second most common cancer among women in the United States, with millions of women at risk for developing the disease. Many who are diagnosed have to undergo surgery. This positive research shows that ON-Q not only improves patients’ experience immediately following surgery but also improves their outlook on the future,” said Dr. Schell. “Removal of the lymph nodes from under a woman’s arm is an invasive procedure that can affect her mobility throughout the course of her life. In my experience, it was clear that patients treated with ON-Q simply felt better and had improved flexibility versus patients who did not receive ON-Q for their post-surgical pain.”

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I-Flow First Quarter Revenue Increased 60% To A New Record
April 26, 2005
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Earhart added, “It is encouraging to see the strong data supporting the use of ON-Q with patients undergoing breast cancer surgery, particularly where long-term outcomes are concerned. Dr. Schell’s study demonstrates strong chronic pain and lifestyle benefits with ON-Q. With these results, I-Flow reaffirms its commitment to clinically studying all the ways that ON-Q can redefine recovery for patients, not just in the hours and days following surgery but over the ensuing months and even years.”

•	The positive outcomes shown in Dr. Schell’s research were mirrored in the results of a study of 60 cesarean section patients conducted by Dr. Patricia Lavand’homme. Those who received post-surgical pain relief with ON-Q PainBuster showed a significant reduction in pain following surgery and required less narcotics. This study also examined the long-term benefits of ON-Q following a cesarean section, finding that up to six months after surgery ON-Q patients experienced no residual pain, whereas more than one in five of the patients in the control group (placebo) did have residual pain.

First Quarter 2005 Results

     For the three months ended March 31, 2005, net revenue increased 60% to a record $22,741,000, compared to net revenue of $14,169,000 for the first quarter of 2004. Gross profit rose to 73% of revenue for the first quarter of 2005, compared to 67% for the same period of the prior year.

     Operating expenses for the first quarter of 2005 increased by $6,930,000 compared to the prior year quarter, primarily due to the ON-Q sales force expansion and increased marketing expenses, but decreased by $2,115,000 compared to the fourth quarter of 2004. The reduction in expense from the fourth quarter was primarily due to reduced outside consulting and auditing costs associated with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced compensation expense, including a reduction in equity-based compensation expense related to the achievement of year-end sales goals.

     The net loss for this year’s first quarter was $2,009,000, or $0.09 per share. This compares to a net loss for the first quarter of 2004 of $1,500,000, or $0.08 per share. The prior year quarter included a tax benefit of $856,000, equivalent to $0.05 per share, whereas no comparable tax benefit was recorded in the first quarter of 2005 due to the Company’s accounting for deferred income taxes. Without the tax benefit of $856,000, the loss in the prior year quarter would have been $0.13 per share.

Regional Anesthesia

     Sales in I-Flow’s Regional Anesthesia market segment, which includes the ON-Q® PainBuster® Post-Operative Pain Relief System, the ON-Q® C-bloc® Continuous Nerve Block System and the SoakerTM Catheter, increased 89% to $10,790,000 for the first quarter of 2005, compared to $5,721,000 for the same period of 2004. We expect this growth to continue as our new salespeople gain traction and with the introduction of several new products.

Oncology Infusion Services

     First quarter revenue for I-Flow’s InfuSystem subsidiary increased 52% to $6,471,000 compared to $4,263,000 for the first quarter of 2004 due to the increased use of clinical protocols utilizing ambulatory infusion pumps for chemotherapy.

Infusion Therapy

     Sales of IV Infusion Therapy products, which include the Company’s intravenous elastomeric pumps, mechanical infusion devices and disposables, increased 31% to $5,480,000 for the first quarter of 2005 versus $4,185,000 for the same period of 2004.

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I-Flow First Quarter Revenue Increased 60% To A New Record
April 26, 2005
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Balance Sheet

     At March 31, 2005, I-Flow reported net working capital of approximately $56 million, including cash and equivalents and short-term investments of $39 million, no long-term debt and shareholders’ equity of $72 million. The decrease in cash and equivalents and short-term investments of $5 million included the purchase of $2,346,000 of electronic infusion pumps by the Company’s InfuSystem subsidiary to support its rapidly growing rental business in the Oncology Infusion Services market.

Conference Call

     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast may be accessed from the Investors’ Event Calendar link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21242731, after 1:00 p.m. EDT.

About I-Flow

     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.

Regulation G

      The Company’s results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to the GAAP results, the Company has also provided additional information concerning its results, which includes a financial measure not prepared in accordance with GAAP. The non-GAAP financial measure included in this press release excludes a tax benefit recorded in the first quarter of 2004. The non-GAAP financial measure should not be considered a substitute for any measure derived in accordance with GAAP. The non-GAAP financial measure may also be inconsistent with the measure in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measure, when considered in conjunction with the most directly comparable GAAP financial measure, provides additional useful information concerning the Company’s operating performance. The Company has provided reconciling information in the text of this press release.

“Safe Harbor” Statement

     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: implementation of our direct sales strategy; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with our management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; competition in the industry; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

(tables attached)

#38xx

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except for per share data)

	Three Months Ended
	March 31,
	2005	2004
Net revenues	$22,741	$14,169
Cost of sales	6,102	4,682

Gross profit	16,639	9,487
Costs and expenses:
Selling, general & administrative	18,186	11,300
Product development	623	579

Total expenses	18,809	11,879
Operating loss	(2,170)	(2,392)
Interest income, net	239	36

Operating loss before income taxes	(1,931)	(2,356)
Provision for income taxes (benefit)	78	(856)

Net loss	$(2,009)	$(1,500)

Net loss per share
Basic	$(0.09)	$(0.08)
Diluted	$(0.09)	$(0.08)

Weighted average shares
Basic	22,236	18,282
Diluted	22,236	18,282

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
($ in thousands)

	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
	2005	2004		2005	2004
ASSETS			LIABILITIES & EQUITY
Cash, Equivalents & Short-term Investments	$38,998	$44,108	Current Liabilities	$11,032	$11,211
Other Current Assets	27,538	25,051
Property, Plant & Equipment, Net	12,465	11,097	Long-term Liabilities	—	—
Other Assets	4,210	4,174	Shareholders' Equity	72,179	73,219

Total	$83,211	$84,430		$83,211	$84,430